Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports
Second Quarter 2021 Financial Results

SAN FRANCISCO, August 5, 2021 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the second quarter ended June 30, 2021.

“Vir made strong progress this quarter across our extensive infectious disease portfolio, the most notable of which is that our monoclonal antibody sotrovimab is now available for patients who become ill with COVID-19 and are at high risk for hospitalization,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology. “In lab experiments, sotrovimab retains efficacy against circulating variants of concern and interest, including the Delta, Delta Plus and Lambda variants. Additionally, its low dose may allow for more convenient intramuscular administration, which is now being tested in two clinical trials. Sotrovimab has been authorized for emergency use and, with our partner GSK, we have established supply agreements with multiple countries around the world. Together, we plan to submit a Biologics License Application to the FDA later this year and, in May of this year, the EMA began a rolling review of data to support a marketing authorization application in Europe.”

Dr. Scangos continued, “Beyond our lead program, we have built a deep and broad hepatitis B portfolio in our quest to develop a functional cure. We recently initiated a Phase 2 combination trial of VIR-2218 with VIR-3434, and another Phase 2 trial evaluating VIR-2218 with Gilead’s investigational TLR-8 agonist and nivolumab is planned to start soon. We also plan to share additional data later this year from our combination trial of VIR-2218 with pegylated interferon alfa and our VIR-3434 monotherapy trial.”

Corporate Update

COVID-19 Updates

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During and after the quarter, sotrovimab was authorized for emergency use in the U.S., received a positive Committee for Human Medicinal Products (CHMP) scientific opinion in the European Union (EU), and was granted interim, emergency or conditional authorization in Bahrain, Canada, Italy, Kuwait, Qatar, Singapore and the United Arab Emirates.
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Together with GlaxoSmithKline (GSK), we have established supply agreements with multiple governments around the world and continue to work actively to make sotrovimab available to patients in need. In July, the companies also signed a Joint Procurement Agreement with the European Commission to supply up to 220,000 doses of sotrovimab.
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Updated in vitro data, published in bioRxiv, demonstrate that sotrovimab retains activity against currently circulating variants of concern and interest of the SARS-CoV-2 virus including Alpha (B.1.1.7), Beta (B.1.351), Delta (B.1.617.2), Delta Plus (AY.1 or AY.2), Epsilon (B.1.427/B.1.429), Eta (B.1.525), Gamma (P.1), Iota (B.1.526), Kappa (B.1.617.1) and Lambda (C.37), as well as new variants from Bristol (B.1.1.7+E484K)

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and Cameroon (B.1.619), which predominantly includes both N440K and E484K mutations that may lead to reduced activity for other neutralizing monoclonal antibodies against the SARS-CoV-2 virus. The Company and GSK are continuing to evaluate the ability of sotrovimab to maintain activity against new and emerging variants through in vitro studies.
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In April, the first patient was dosed in the United Kingdom National Health Service-supported AGILE initiative. The trial initiative is the first to evaluate VIR-7832 in a Phase 1b/2a trial of adults with mild-to-moderate COVID-19. VIR-7832 shares the same characteristics as sotrovimab and has been engineered to potentially be a therapeutic T cell vaccine to further help treat and/or prevent COVID-19. Initial safety data are expected in the second half of 2021. Additionally, in July, the U.S. Food and Drug Administration (FDA) cleared the Company’s investigational new drug (IND) application for VIR-7832.
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In May, the European Medicines Agency’s (EMA) CHMP initiated a rolling review of data on sotrovimab that will continue until enough evidence is available to support a formal marketing authorization application (MAA). The rolling review process is expected to be complete in the second half of 2021.
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In May, the EMA’s CHMP issued a positive scientific opinion on sotrovimab for the treatment of adults and adolescents (aged 12 years and over and weighing at least 40 kg) with COVID-19 who do not require oxygen supplementation and who are at risk of progressing to severe COVID-19. The CHMP opinion under Article 5(3) can now be considered by the national authorities in EU member states when making evidence-based decisions on the early use of the medicine prior to marketing authorization.
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In May, the FDA granted an Emergency Use Authorization (EUA) to sotrovimab for the treatment of mild-to-moderate COVID-19 in adults and pediatric patients (12 years of age and older weighing at least 40 kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death. Together with GSK, the Company plans to submit a Biologics License Application (BLA) to the FDA in the second half of 2021.
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In June, the Company and GSK announced confirmatory full results for the Phase 3 COMET-ICE (COVID-19 Monoclonal antibody Efficacy Trial - Intent to Care Early) trial, which resulted in a 79% reduction (adjusted relative risk reduction) (p<0.001) in all-cause hospitalization for more than 24 hours or death due to any cause by Day 29 compared to placebo, meeting the primary endpoint of the trial.
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In June, the U.S. National Institutes of Health (NIH) updated its COVID-19 treatment guidelines to recommend sotrovimab for non-hospitalized patients with mild-to-moderate COVID-19 who are at high risk of clinical progression. The NIH guidelines note that sotrovimab appears to retain activity against current variants of concern and interest. The Infectious Disease Society of America (IDSA) also updated its treatment guidelines in June to recommend use of sotrovimab in the same patient population.
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The Company and GSK are continuing to advance additional trials of sotrovimab:
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The Phase 2 COMET-PEAK (Patient SafEty, TolerAbility, PharmacoKinetics) pharmacokinetic trial in outpatients with mild-to-moderate COVID-19 is investigating intramuscular (IM) administration of sotrovimab (500 mg intravenous (IV) vs. 500 mg IM and 250 mg IM). Enrollment is complete and initial data are expected in the fall of 2021.

o
The Phase 3 COMET-TAIL (Treatment of Acute COVID-19 with Intramuscular monocLonal antibody) trial for early treatment of mild-to-moderate COVID-19 in high-risk, non-hospitalized adult and pediatric patients is evaluating the role of IM-administered sotrovimab (500 mg IV vs. 500 mg IM vs 250 mg IM). The trial was initiated in June and data are now expected in the second half of 2021.
o
A prophylaxis trial is planned in uninfected immunocompromised adults to determine whether sotrovimab can prevent symptomatic COVID-19 infection.
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The Company and GSK have established a strategic manufacturing network that will enable the manufacture of approximately two million doses to support emergency supply in the first year following U.S. EUA, with approximately 450,000 doses currently on hand.

Chronic Hepatitis B Virus (HBV) Updates

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In April, the Company announced that its collaborator Brii Biosciences initiated a Phase 2 trial evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the treatment of chronic HBV infection.
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In June, the Company presented clinical data from its ongoing Phase 2 trials of VIR-2218 and an ongoing Phase 1 trial of VIR-3434 in patients with chronic HBV infection at the European Association for the Study of the Liver (EASL) International Liver Congress 2021.
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Data demonstrated a promising safety profile and the potential durable response of VIR-2218 through 48 weeks.
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In a separate analysis evaluating VIR-2218 in combination with pegylated interferon alfa (PEG-IFN-α) for 12 weeks from Day 1, a more rapid and substantial decline in hepatitis B surface antigen (HBsAg) was observed compared to VIR-2218 alone. The treatment regimen resulted in no new safety signals.
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Two new analyses from an ongoing Phase 1 trial of VIR-3434 showed no safety signals in healthy volunteers dosed with up to 3,000 mg, and a rapid reduction in HBsAg levels one week after subcutaneous administration of VIR-3434 to virally suppressed patients with chronic HBV infection.

Additional data are expected in the second half of 2021.

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In July, the Company initiated a Phase 2 trial to evaluate the combination of VIR-2218 and VIR-3434 as a functional cure regimen for chronic HBV infection. Initial data are expected in the first half of 2022.
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In the second half of 2021, as part of a clinical collaboration, the Company and Gilead Sciences, Inc. plan to initiate a Phase 2 trial to evaluate the combination of VIR-2218, selgantolimod (GS-9688), Gilead’s investigational TLR-8 agonist, and nivolumab, an approved PD-1 inhibitor, as a functional cure regimen for chronic HBV infection.

Additional Pipeline Updates

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The Company is continuing to enroll patients in a Phase 1 trial of VIR-1111, an investigational HIV T cell vaccine based on human cytomegalovirus (HCMV). This proof-of-concept trial is testing the hypothesis that this new approach can elicit potentially protective immune responses that differ from other HIV vaccines. Initial clinical data are expected in the second half of 2021.
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Given the relatively low incidence of influenza during the COVID-19 pandemic, and the current rise in COVID-19 cases due to variants, the Company and its collaboration partner, GSK, are currently evaluating potential timelines for advancing VIR-2482 and other influenza therapies covered under their expanded agreement.

Publications

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During and following the second quarter, 11 manuscripts were published related to the Company’s efforts to address SARS-CoV-2 and other infectious diseases. The publications can be found on the Literature Archive page of the Vir website.

 Second Quarter 2021 Financial Results

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Revenues: Total revenues for the quarter ended June 30, 2021, were $177.1 million, compared to $67.0 million for the same period in 2020.
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Collaboration revenue for the quarter ended June 30, 2021 was $5.3 million, compared to zero for the same period in 2020. The increase for the quarter was related to revenue from the Company’s profit-sharing arrangement with GSK for the sale of sotrovimab under the Company’s 2020 GSK agreement. The Company’s contractual share of 72.5% from the sales of sotrovimab is based upon the revenue reported to the Company by GSK, net of cost of sales and allowable expenses (including distribution, selling and marketing expenses) in the period.
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Contract revenue for the quarter ended June 30, 2021 was $168.7 million, compared to $43.5 million for the same period in 2020. The increase for the quarter was primarily due to $168.3 million from deferred revenue related to the license granted to GSK under the Company’s 2021 GSK agreement. The revenue was recognized in this quarter when the Company transferred the license to GSK upon execution of the definitive agreement. As of June 30, 2021, the remaining deferred revenue from the Company’s 2021 GSK agreement was $91.5 million. The prior year quarter included $43.3 million of revenue related to the license granted under the Company’s 2020 GSK agreement.
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Grant revenue for the quarter ended June 30, 2021 was $3.1 million, compared to $0.7 million for the same period in 2020. The increase for the quarter was primarily due to the timing of research activities under the HIV and TB grants with the Bill & Melinda Gates Foundation.
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License revenue from a related party for the quarter ended June 30, 2021 was zero, compared to $22.7 million for the same period in 2020. The decrease for the quarter was related to Brii Biosciences Offshore Limited’s exercise of its option to obtain exclusive rights to develop and commercialize compounds arising from VIR-2218 in greater China.
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Cost of Revenue: Cost of revenue for the quarter ended June 30, 2021, was $1.1 million, with no comparable amount for the same period in 2020. The increase for the quarter was due to third-party royalties owed based on the sales of sotrovimab, which received an EUA in May 2021.

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Research and Development Expenses: Research and development expenses were $86.1 million for the quarter ended June 30, 2021, which includes $10.9 million of non-cash stock-based compensation expense, compared to $79.7 million for the same period in 2020, which included $2.7 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to personnel-related expenses resulting from higher headcount, clinical costs related to sotrovimab and VIR-2218 clinical trials, costs incurred under collaboration arrangements with GSK, which were partially offset by a decrease in contract manufacturing expenses for the Company’s COVID-19 product candidates completed in the third quarter of 2020, and lower fair value of the Company’s contingent consideration.
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General and Administrative Expenses: General and administrative expenses were $28.8 million for the quarter ended June 30, 2021, which includes $10.1 million of non-cash stock-based compensation expense, compared to $16.4 million for the same period in 2020, which included $3.1 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to personnel-related expenses resulting from additional headcount, external consulting services and recruiting expenses.
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Net Income (Loss): Net income for the quarter ended June 30, 2021, was $61.8 million, or $0.48 per share, basic and $0.46 per share, diluted, compared to a net loss of $31.2 million, or $0.27 per share, basic and diluted, for the same period in 2020. Net income in the quarter was largely due to recognition of revenue related to the license granted to GSK under the Company’s 2021 GSK agreement.
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Cash and Cash Equivalents: As of June 30, 2021, excluding restricted cash, the Company had approximately $876.7 million in cash, cash equivalents and investments.

About Sotrovimab (previously VIR-7831)

Sotrovimab is an investigational SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. Sotrovimab, which incorporates Xencor’s Xtend™ technology, also has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life.

The following is a summary of information for sotrovimab. Healthcare providers in the U.S. should review the Fact Sheets for information on the authorized use of sotrovimab and mandatory requirements of the EUA. Please see the FDA Letter of Authorization, Fact Sheet for Healthcare Providers, and Fact Sheet for Patients, Parents, and Caregivers. For more information on the EMA positive scientific opinion, please review the EU Conditions of Use.

Important Information about Sotrovimab

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

Authorized Use

The U.S. Food and Drug Administration (FDA) has issued an Emergency Use Authorization (EUA) to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40 kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Limitations of Authorized Use

Sotrovimab is not authorized for use in patients:

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who are hospitalized due to COVID-19, OR
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who require oxygen therapy due to COVID-19, OR
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who require an increase in baseline oxygen flow rate due to COVID-19 (in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity).

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation.

Important Safety Information for Sotrovimab

Warnings

There are limited clinical data available for sotrovimab. Serious and unexpected adverse events may occur that have not been previously reported with sotrovimab use.

Hypersensitivity Including Anaphylaxis and Infusion-Related Reactions

Serious hypersensitivity reactions, including anaphylaxis have been observed with administration of sotrovimab. If signs and symptoms of a clinically significant hypersensitivity reaction or anaphylaxis occur, immediately discontinue administration and initiate appropriate medications and/or supportive care.

Infusion-related reactions, occurring during the infusion and up to 24 hours after the infusion, have been observed with administration of sotrovimab. These reactions may be severe or life threatening.

Signs and symptoms of infusion-related reactions may include: fever, difficulty breathing, reduced oxygen saturation, chills, fatigue, arrhythmia (eg, atrial fibrillation, sinus tachycardia, bradycardia), chest pain or discomfort, weakness, altered mental status, nausea, headache, bronchospasm, hypotension, hypertension, angioedema, throat irritation, rash including urticaria, pruritus, myalgia, vaso-vagal reactions (eg, pre-syncope, syncope), dizziness and diaphoresis.

Consider slowing or stopping the infusion and administer appropriate medications and/or supportive care if an infusion-related reaction occurs.

Hypersensitivity reactions occurring more than 24 hours after the infusion have also been reported with the use of SARS-CoV-2 monoclonal antibodies under Emergency Use Authorization.

Clinical Worsening After SARS-CoV-2 Monoclonal Antibody Administration

Clinical worsening of COVID-19 after administration of SARS-CoV-2 monoclonal antibody treatment has been reported and may include signs or symptoms of fever, hypoxia or increased respiratory difficulty, arrhythmia (eg, atrial fibrillation, tachycardia, bradycardia), fatigue, and altered mental status. Some of these events required hospitalization. It is not known if these events were related to SARS-CoV-2 monoclonal antibody use or were due to progression of COVID-19.

Limitations of Benefit and Potential for Risk in Patients with Severe COVID-19

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation. Therefore, sotrovimab is not authorized for use in patients: who are hospitalized due to COVID-19, OR who require oxygen therapy due to COVID-19, OR who require an increase in baseline oxygen flow rate due to COVID-19 in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity.

ADVERSE EVENTS

The most common treatment-emergent adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (2%) and diarrhea (1%), all of which were Grade 1 (mild) or Grade 2 (moderate). No other treatment-emergent adverse events were reported at a higher rate with sotrovimab compared to placebo.

USE IN SPECIFIC POPULATIONS

Pregnancy

There are insufficient data to evaluate a drug-associated risk of major birth defects, miscarriage, or adverse maternal or fetal outcome. Sotrovimab should be used during pregnancy only if the potential benefit justifies the potential risk for the mother and the fetus.

Lactation

There are no available data on the presence of sotrovimab in human milk, the effects on the breastfed infant, or the effects on milk production. Individuals with COVID-19 who are breastfeeding should follow practices according to clinical guidelines to avoid exposing the infant to COVID-19.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend™ and other Fc technologies, has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and reduce the level of virions and subviral particles in the blood. VIR-3434, which has been Fc engineered to potentially function as a T cell vaccine against HBV in infected patients, also incorporates Xencor’s Xtend™ in order to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in preclinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus, influenza A and human immunodeficiency virus. For more information, please visit www.vir.bio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding the timing of availability of clinical data, program updates and data disclosures related to Vir’s clinical trials, the ability of sotrovimab and VIR-7832 to treat and/or prevent COVID-19, the ability of sotrovimab to maintain activity against circulating variants of concern and interest, the ability of sotrovimab to be administered via an IM route, statements related to regulatory authorizations and approvals, including plans and discussions with the FDA and EMA, the timing and expected number of therapeutic doses that Vir will be able to supply to patients, the potential of Vir’s ongoing trials of VIR-2218 and VIR-3434 (as monotherapies or combination therapies), the ability of VIR-2218, VIR-3434, and a combination of both in treating patients with chronic hepatitis B virus infection, Vir’s collaboration with Gilead Sciences, Inc. to evaluate VIR-2218 in a combination therapy trial with GS-9688, the ability of VIR-1111 to elicit a T cell immune response to HIV, and potential timelines for advancing influenza therapies, including VIR-2482 and other therapies covered under the expanded agreement with GSK. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, challenges in accessing manufacturing capacity, successful development and/or commercialization of alternative product candidates by Vir’s competitors, changes in expected or existing competition, delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Heather Rowe Armstrong

VP, Investor Relations

harmstrong@vir.bio

+1-415-915-4228

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$5,333	$—	$5,333	$—
Contract revenue	168,653	43,522	169,266	44,009
Grant revenue	3,082	719	4,453	5,950
License revenue from a related party	—	22,747	—	22,747
Total revenue	177,068	66,988	179,052	72,706
Operating expenses:
Cost of revenue	1,144	—	1,152	—
Research and development	86,126	79,653	220,996	144,632
Selling, general and administrative	28,781	16,386	54,520	29,035
Total operating expenses	116,051	96,039	276,668	173,667
Income (loss) from operations	61,017	(29,051)	(97,616)	(100,961)
Other income (expense):
Interest income	97	825	261	2,580
Other income (expense), net	752	(2,895)	(9,494)	(9,964)
Total other income (expense)	849	(2,070)	(9,233)	(7,384)
Income (loss) before provision for income taxes	61,866	(31,121)	(106,849)	(108,345)
Provision for income taxes	(53)	(46)	(249)	(62)
Net income (loss)	$61,813	$(31,167)	$(107,098)	$(108,407)
Net income (loss) per share, basic	$0.48	$(0.27)	$(0.83)	$(0.97)
Net income (loss) per share, diluted	$0.46	$(0.27)	$(0.83)	$(0.97)
Weighted-average shares outstanding, basic	130,121,943	114,980,652	128,938,851	111,684,283
Weighted-average shares outstanding, diluted	133,789,977	114,980,652	128,938,851	111,684,283

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$741,951	$436,575
Short-term investments	84,107	300,286
Restricted cash and cash equivalents, current	7,004	7,993
Prepaid expenses and other current assets	29,233	27,511
Total current assets	862,295	772,365
Intangible assets, net	33,554	33,820
Goodwill	16,937	16,937
Property and equipment, net	20,251	17,946
Operating right-of-use assets	58,972	61,947
Restricted cash and cash equivalents, noncurrent	7,002	6,919
Long-term investments	50,680	—
Other assets	7,890	8,827
TOTAL ASSETS	$1,057,581	$918,761
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,032	$5,077
Accrued and other liabilities	64,074	76,936
Deferred revenue, current portion	44,718	6,451
Contingent consideration, current portion	26,200	10,600
Total current liabilities	146,024	99,064
Deferred revenue, noncurrent	55,496	3,815
Operating lease liabilities, noncurrent	68,938	66,556
Contingent consideration, noncurrent	42,692	25,374
Deferred tax liability	3,253	3,253
Other long-term liabilities	3,853	3,847
TOTAL LIABILITIES	320,256	201,909
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2021 and December 31, 2020; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 130,479,975 and 127,416,740 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	1,512,928	1,385,301
Accumulated other comprehensive loss	(1,334)	(1,278)
Accumulated deficit	(774,282)	(667,184)
TOTAL STOCKHOLDERS’ EQUITY	737,325	716,852
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,057,581	$918,761